Exhibit 10.3

Form of Restricted Stock Award Agreement Form

STOCK AWARD AGREEMENT

PURSUANT TO THE

NORWOOD FINANCIAL CORP

2024 EQUITY INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

Stock Award. This Stock Award Agreement (this “Agreement”) shall constitute an award (“Stock Award”) of Norwood Financial Corp (“Company”) common stock granted to [___________________________] (“Executive”) related to the continuation of his or her employment services with the Company and Wayne Bank (the “Bank”) for the period beginning as of _______________, 2024 (“Date of Grant”) in accordance with the terms and conditions set forth herein, as follows:

1.

The Executive shall be granted a Stock Award of [_________] shares of Company common stock under the Company’s 2024 Equity Incentive Plan (“Plan”). The Stock Award shall earned at the rate of 20% as of the one-year anniversary of the Date of Grant, and 20% annually thereafter until such Stock Award shares are fully earned; provided that the Executive shall continue employment service with the Company or the Bank as of the date of each vesting event. In addition, such Stock Award shall continue to vest during periods of service as a director or director emeritus of the Bank or the Company.

2.

Upon the involuntary termination of the employment of the Executive by the Company or the Bank, (absent termination for “cause”), such Stock Award, or portion thereof, that has not yet been deemed earned and non-forfeitable shall be forfeited.

3.

Upon the termination of the employment of the Executive upon the death or Disability of the Executive, such Stock Award, or portion thereof, that has not yet been deemed earned and non-forfeitable, as of such date of termination shall be deemed earned and non-forfeitable as if the Executive had reached the next applicable vesting event. Any portion of the Stock Award that remains unearned and unvested at the time of such termination of employment upon death or Disability shall be forfeited.

4.

Upon the voluntary resignation of the Executive prior to the date at which such Stock Award, or portion thereof, is deemed earned and non-forfeitable, such unearned Stock Award, or portion thereof, shall be forfeited.

5.

In the event of the Executive’s termination for “cause,” the Stock Award or portion thereof in which the Executive had not yet been delivered as of the effective date of such termination for cause shall be forfeited and any rights the Executive had to such Stock Award shall become null and void.

6.

Stock Certificates with respect to shares of Company common stock underlying such Stock Award shall be delivered to the Executive upon such shares being deemed earned and non-forfeitable; provided that the Executive shall remain in the employment of the Company or the Bank as of the date of such distribution or shall be serving as a director or director emeritus of the Company or the Bank as of the date of such distribution.

7.

The shares of Company common stock associated with the Stock Award shall be proportionately adjusted for any stock dividends or stock splits that may be declared with respect to the Company common stock prior to the date that such Stock Award (or portion thereof) is earned and non-forfeitable and distributed to the Executive.

8.

If the record date of a cash dividend with respect to the Company common stock is after the Date of Grant of the Stock Award (or portion thereof), but prior to the date such Stock Award (or portion thereof) is earned and non-forfeitable and distributed to the Executive, then a corresponding amount of cash compensation shall be paid to the Executive within thirty days of the respective dividend payment date, subject to applicable tax withholding.

9.

Such Stock Award shall be deemed immediately 100% earned and non-forfeitable if the Executive is an employee of the Company and/or the Bank as of the date of a Change in Control of the Company and/or the Bank.

Tax Withholdings and Reporting. The Company shall make such withholdings for taxes as it may be required prior to the distribution of shares of common stock underlying such Stock Award upon such shares being earned and non-forfeitable. The Executive shall be responsible for filing SEC Form 4 reports with respect to any such Stock Award, if applicable.

Restrictions on Awards. The Stock Award may not be delivered to the Executive if the issuance of the common stock pursuant to the Stock Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Executive’s receipt of this Stock Award, the Company may require the Executive to make any representation and warranty to the Company as may be required by any applicable law or regulation.

Non-transferability of Award. A Stock Award, or portion thereof, may not be transferred in any manner prior to such Stock Award, or portion thereof, being deemed earned and non-forfeitable; provided, that such restrictions shall not apply to any shares of common stock of the Company withheld by the Company or surrendered by the Executive in payment of applicable income tax withholdings related to such Stock Award. Further, such restriction on transfer shall not preclude the transfer of such shares to family members, trusts for the benefit of the Executive or his or her family members or other transfers for estate planning purposes. Upon the death of the Executive, a Restricted Stock Award shall be transferred to the Beneficiary. The designation of a Beneficiary shall not constitute a transfer.

Voting of Stock Awards. Shares represented by a Stock Award that have not yet been vested, earned and distributed to the Executive shall not be voted by such Executive.

Disability of the Executive. “Disability” with respect to this Stock Award shall mean a condition of incapacity of the Executive which renders the Executive unable to engage in the performance of his or her duties by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, any payments or distributions to be made to the Executive in accordance with this Agreement and the related Plan as a result of the Executive’s termination of employment shall be administered in a manner consistent with the definition of “separation of service” as such term is defined at Section 409A of the Code and regulations promulgated thereunder, and such payments or distributions, if applicable, shall be made to the Executive as of the first day of the seventh calendar month following the date of such separation of service (“Payment Date”), if it is determined by the Bank or the Company in good faith that the Executive is a “specified employee” within the meaning of Section 409A of the Code, that such payments or distributions to be made to such Executive are subject to the limitations at Section 409A of the Code and regulations promulgated thereunder, and if payments or distributions made in advance of such Payment Date would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code. Notwithstanding anything herein to the contrary, any payments or distributions to be made to the Executive in accordance with this Agreement and the related Plan as a result of a Change in Control shall be administered in a manner consistent with the definition of “change in control” as such term is defined at Section 409A of the Code and regulations promulgated thereunder, and such payments or distributions, if applicable, shall not be made at such time, if such payments or distributions would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code.

Regulatory Limitations. Nothing in this Stock Award Agreement shall be deemed to constitute an obligation of the Company or the Bank to make any payments or agree to make any payments to the Executive which require prior approval in accordance with the Federal Deposit Insurance Corporation (“FDIC”) Regulations at 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Other Restrictions on Awards. This Stock Award shall be subject to such other restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan.

This Stock Award Agreement is entered into on _____________ by the undersigned parties.

NORWOOD FINANCIAL CORP

Date of Award: _________________	By:
James O. Donnelly
	Its:	President and Chief Executive Officer

Attest: ________________________

[SEAL]

EXECUTIVE ACKNOWLEDGEMENT AND AGREEMENT

___________________________________________

_____________________, Executive

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